UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2010

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1158172	54-1955550

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 4, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of comScore, Inc. (the “Company”), following a review of market-based performance equity awards in conjunction with its outside compensation consultant, approved awards of stock options for the purchase of the Company’s common stock pursuant to the terms of the Company’s 2007 Equity Incentive Plan (the “Plan”) to be granted to each of the Company’s presently-employed named executive officers as listed below:

Number of Shares of
Common Stock Subject to
Named Executive Officer	Stock Option
Magid Abraham	848,176
Gian Fulgoni	63,613
Kenneth Tarpey	50,891
Gregory Dale	46,650
Christiana Lin	33,715
These significant grants were designed to motivate management to drive enterprise value toward a significantly higher market capitalization over the next two years. In addition, the 30-day price average and bifurcated vesting provisions described below were intended to promote sustainability of the achievement.
Each of the options is subject to market-based vesting, whereby 100% of the shares subject to option will vest in the event that the Company’s common stock closing price as reported by the NASDAQ Global Market exceeds an average of $30 per share for a consecutive thirty-day period prior to May 4, 2012 (the “Trigger”). 50% of the shares subject to the options will vest upon achievement of the Trigger and the remaining 50% of the shares subject to the options will vest on the one year anniversary of the achievement of the Trigger, subject to the named executive officer’s continued status as a service provider of the Company through such dates.
In addition to the market-based vesting conditions, the options may vest in part or entirely upon a change of control, which is generally defined as an acquisition of at least 50% of the voting control of the Company, a sale or merger of the Company, or the sale of substantially all the assets of the Company. Upon a change of control, if the Company’s common stock closing price as reported by the NASDAQ Global Market exceeds an average of $24.10 per share for the thirty-day period immediately preceding the change of control, 50% of the shares subject to option will vest upon the consummation of the change of control. The percentage of the total shares subject to option that vest upon a change of control shall increase linearly from 50% at $24.10 per share to 100% at $30 per share based on the thirty-day average of the Company’s common stock closing price as reported by the NASDAQ Global Market immediately preceding the change of control.
In the event of (a) an indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by the named executive officer; (b) a material breach by the named executive officer of his or her duties or of a Company policy, including repeated unsatisfactory performance of job duties as determined by the Committee or the Board; or (c) a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct by the named executive officer with respect to the Company, any of which in the good faith and reasonable determination of the Committee or the Board is materially detrimental to the Company, its business or its reputation, the Committee has the right to deny vesting of the option for such named executive officer and cause the option to immediately terminate for no consideration to the individual.
The options were granted effective as of May 4, 2010, with an exercise price of $18.21 per share, which was the closing price of the Company’s common stock closing price as reported by the NASDAQ Global Market on May 4, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	/s/ Christiana L. Lin
Christiana L. Lin
Executive Vice President, General Counsel and Chief Privacy Officer

Date: May 6, 2010